As filed with the Securities and Exchange Commission on June 17, 2026

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________

CAMTEK LTD.

(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Ramat Gavriel Industrial Zone

P.O. Box 544

Migdal Ha’Emek 2309407, Israel

(972) 4-604-8100

(Address of Principal Executive Offices) (Zip Code)

___________

Camtek Ltd. 2018 Share Incentive Plan

(Full title of the plan)

___________

Camtek USA, Inc.

48389 Fremont Blvd., Ste. 112

Fremont, CA 94538

(Name and address of agent for service)

(510) 624-9905

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Todd E. Lenson, Esq. Herbert Smith Freehills Kramer (US) LLP 1177 Avenue of the Americas New York, New York 10036 Tel: 212-715-9216 Fax: 212-715-8216	Maya Koubi Bara-nes, Adv. Jonathan Neumann, Adv. Shibolet & Co. Law Firm Tou Towers, 4 Yitzhak Sadeh Street, Tel-Aviv 6777504, Israel Tel: + 972-3-307-5000 Fax: + 972-3-777-8444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement relates to an additional 1,000,000 Ordinary Shares, par value NIS 0.01 per share (the “Ordinary Shares”) of Camtek Ltd. (the “Registrant”) that are being issued and sold, or may be issued and sold, upon settlement of restricted share units or exercise of options granted by the Registrant to participants in the Camtek Ltd. 2018 Share Incentive Plan (the “2018 Plan”).

Reference is made to the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 22, 2018 (Registration No. 333-227931) (the “2018 Registration Statement”) and on May 27, 2020 (Registration No. 333-238705) (the “2020 Registration Statement”), pursuant to which a total of 3,000,000 Ordinary Shares issuable under the 2018 Plan were registered under the Securities Act. Pursuant to General Instruction E to Form S-8, the contents of the 2018 Registration Statement and 2020 Registration Statement are hereby incorporated by reference in their entirety, except as otherwise updated or modified by this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(a) the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 filed with the Commission on March 19, 2026 (File No. 000-30664);

(b) the Registrant’s Reports of Foreign Issuer on Form 6-K, as filed with the Commission on February 10, 2026, March 30, 2026, April 14, 2026, May 12, 2026 and June 02, 2026; and

(c) the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 4, 2000, including any amendment or report filed for the purpose of updating such description, including the description of the Registrant’s Ordinary Shares contained in Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on March 19, 2025, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Registrant to the Commission during such period, or portions thereof that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 6.	Indemnification of Directors and Officers

Pursuant to the Israeli Companies Law, 5759-1999 (the “Companies Law”) and the Israeli Securities Law, 5728-1968 (the “Securities Law”), the Israeli Securities Authority is authorized to impose administrative sanctions, including monetary fines, against companies like ours and their officers and directors, for certain violations of the Securities Law or the Companies Law. The Company’s Law provides that companies like the Registrant may indemnify their officers and directors and purchase an insurance policy to cover certain liabilities, if provisions for that purpose are included in their articles of association.

Registrant’s Articles of Association (the “Articles”) allows it to indemnify and insure its Office Holders (as such term is defined in the Companies Law) to the fullest extent permitted by law.

Office Holders’ Exemption

Under the Companies Law, and provided that the company’s articles of association allow it to do so, an Israeli company may exempt in advance an Office Holder from his or her liability to the company, in whole or in part, for a breach of his or her duty of care (except in connection with distributions). Exemption from liability for a breach of duty of loyalty is not allowed. The Articles allows the Registrant to exempt its Office Holders to the fullest extent permitted by law.

Office Holders’ Insurance

The Articles provide that, subject to the provisions of the Companies Law, Registrant may enter into a contract for the insurance of all or part of the liability imposed on Office Holders in respect of an act performed by him or her in his or her capacity as an Office Holder, concerning the following:

•	a breach of his or her duty of care to us or to another person;

•	a breach of his or her duty of loyalty to the Registrant provided that the Office Holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice our interests; and

•	a financial liability imposed upon him or her in favor of another person.

Without derogating from the aforementioned, subject to the provisions of the Companies Law and Israel’s Securities Law, 5728-1968 (the “Israeli Securities Law”), the Registrant may also enter into a contract to insure an Office Holder for expenses, including reasonable litigation expenses and legal fees, incurred by him or her in relation to an administrative proceeding instituted against such Office Holder or payment required to be made to an injured party pursuant to certain provisions of the Israeli Securities Law.

Office Holder’s Indemnification

The Articles provide that, subject to the provisions of the Companies Law and the Israeli Securities Law, the Registrant may indemnify any of its Office Holders in respect of an obligation or expense specified below, imposed on or incurred by the Office Holder in respect of an act performed in his capacity as an Office Holder, as follows:

•	a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or an arbitration award approved by a court;

•	reasonable litigation expenses, including attorney’s fees, incurred by the Office Holder as a result of an investigation or proceeding instituted against him by a competent authority which concluded without the filing of an indictment against him and without the imposition of any financial liability in lieu of criminal proceedings, or which concluded without the filing of an indictment against him but with the imposition of a financial liability in lieu of criminal proceedings concerning a criminal offense that does not require proof of criminal intent or in connection with a financial sanction (the phrases “proceeding concluded without the filing of an indictment” and “financial liability in lieu of criminal proceeding” shall have the meaning ascribed to such phrases in section 260(a)(1a) of the Companies Law);

•	reasonable litigation expenses, including attorneys’ fees, expended by an Office Holder or charged to the Office Holder by a court, in a proceeding instituted against the Office Holder by the Company or on its behalf or by another person, or in a criminal charge from which the Office Holder was acquitted, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by an Office Holder in relation to an administrative proceeding instituted against such Office Holder, or payment required to be made to an injured party, pursuant to certain provisions of the Israeli Securities Law.

Registrant may undertake to indemnify an Office Holder as aforesaid, (a) prospectively, provided that, in respect of the first act (financial liability) the undertaking is limited to events which in the opinion of the board of directors are foreseeable in light of the Registrant’s actual operations when the undertaking to indemnify is given, and to an amount or criteria set by the board of directors as reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the undertaking to indemnify, and (b) retroactively; provided, however, that the total aggregate indemnification amount that the Registrant shall be obligated to pay to all of its Office Holders, for all matters and circumstances described above, shall not exceed an amount equal to twenty five percent (25%) of the shareholders’ equity at the time of the indemnification.

Limitations on Insurance and Indemnification

The Companies Law provides that a company may not insure, exempt or indemnify an Office Holder for any breach of his or her liability arising from any of the following:

•	a breach by the Office Holder of his or her duty of loyalty, except that the company may enter into an insurance contract or indemnify an Office Holder if the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the Office Holder of his or her duty of care if such breach was intentional or reckless, but unless such breach was solely negligent;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine, civil fine, financial sanction or monetary settlement in lieu of criminal proceedings imposed on such Office Holder.

Under the Companies Law, exemption and indemnification of, and procurement of insurance coverage for, Office Holders, must be approved by the company’s compensation committee and board of directors and, with respect to the CEO and to an Office Holder who is a director also by company’s shareholders. However, according to regulations promulgated under the Companies Law with respect to relief in approval of certain related party transactions (the “Relief Regulations”), shareholders’ approval for the procurement of directors’ insurance is not required if the insurance policy is approved by the compensation committee and (i) the terms of such policy are within the framework for insurance coverage as approved by our shareholders and set forth in our compensation policy; (ii) the premium paid under the insurance policy is at fair market value; and (iii) the insurance policy does not and may not have a substantial effect on the Company’s profitability, assets or obligations. Further, as the Registrant’s insurance coverage includes Office Holders who are controlling shareholders, in accordance with the Relief Regulations, shareholders’ approval may be waived, if the compensation committee approves that the terms of the insurance policy are identical with respect to all Office Holders, including the controlling shareholders.

Indemnification letters, covering exemption from, indemnification and insurance of those liabilities imposed under the Companies Law and the Israeli Securities Law discussed above, were granted to each of the Registrant’s present Office Holders and were approved for future Office Holders. Hence, the Registrant indemnifies its Office Holders to the fullest extent permitted under the Companies Law.

The Registrant currently holds directors’ and officers’ liability insurance policy for the benefit of its Office Holders, including its directors. This policy was approved by the Registrant’s compensation committee on May 7, 2024, and is effective until October 31, 2025.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended, may be permitted to the Registrant’s directors, officers and controlling persons, the Registrant have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.	Exhibits

The following is a list of exhibits filed as part of this Registration Statement and incorporated herein:

Exhibit Number	Description
4.1	Memorandum of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1, File No. 333-12292, filed with the Commission on July 21, 2000).
4.2	Articles of Association of the Registrant, as amended on April 29, 2025 (incorporated herein by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F, File No. 000-30664, filed with the Commission on March 19, 2025).
4.3	Camtek Ltd. 2018 Share Incentive Plan (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, File No. 333-227931, filed with the Commission on October 22, 2018).
5.1*	Opinion of Shibolet & Co. Law Firm.
23.1*	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm, a member firm of KPMG International.
23.2*	Consent of Shibolet & Co. Law Firm (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature page to this Registration Statement).
107*	Filing Fee Table

*Filed herewith

Item 9.	Undertakings

(a)        The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus of any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Ha’Emek, Israel, on June 17, 2026.

CAMTEK LTD.

By:	/s/ Rafi Amit
Name:	Rafi Amit
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rafi Amit and Moshe Eisenberg, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them acting alone, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Camtek Ltd., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any or each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rafi Amit Rafi Amit	Chief Executive Officer and Director	June 17, 2026
/s/ Moshe Eisenberg Moshe Eisenberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 17, 2026
/s/ Lior Aviram Lior Aviram	Director and Chairman of the Board of Directors	June 17, 2026
/s/ Moty Ben-Arie Moty Ben-Arie	Director	June 17, 2026
/s/ Yotam Stern Yotam Stern	Director	June 17, 2026
/s/ Yael Andorn Yael Andorn	Director	June 17, 2026
/s/ Yossi Shacham-Diamand Yossi Shacham-Diamand	Director	June 17, 2026
/s/ Leo Huang Leo Huang	Director	June 17, 2026
/s/ I-Shih Tseng I-Shih Tseng	Director	June 17, 2026
/s/ Orit Stav Orit Stav	Director	June 17, 2026

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed the Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States on the date indicated.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Camtek USA, Inc. 1815 NW 169th Place Suite 1080 Beaverton, OR 97006
/s/ Rafi Amit Rafi Amit	Chief Executive Officer and Director	June 17, 2026